UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2023

WAVEDANCER, INC
(Exact name of registrant as specified in its charter)

Delaware	001-41092	54-1167364
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12015 Lee Jackson Memorial Highway
Suite 210
Fairfax, VA 22030
(Address of principal executive offices, including zip code)

703-383-3000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

On April 28, 2023, WaveDancer, Inc. (the “Company”) and Jeffrey Gerald, the individual from whom the Company purchased all the outstanding shares of Gray Matters, Inc. (“GMI”), executed an agreement to settle pending litigation between them (the “Settlement Agreement”). On January 25, 2023, Gerald, as the result of the termination of his employment, filed a lawsuit against the Company for one year’s severance of $150,000 and benefits to which he claims he was entitled under his employment agreement with the Company. He has also claimed an anticipatory breach of the payment of $1,500,000 of deferred consideration otherwise due him on December 10, 2023, under the Stock Purchase Agreement between him and the Company and the anticipatory breach to release from escrow 436,481 shares of the Company’s common stock which are held in escrow for application against potential indemnity claims under the Stock Purchase Agreement.

The Company filed an answer denying Gerald’s claims. In addition, the Company filed a counterclaim seeking damages from Gerald associated with the acquisition transaction and arising under the Stock Purchase Agreement.

The principal terms of the Settlement Agreement are:

(a)	All amounts due to Gerald related to the GMI acquisition, including the $1,500,000 of deferred consideration, are deemed satisfied and such obligations are extinguished;

(b)	The Company will release from escrow 436,481 shares of the Company’s common stock 90 days after the date of the Settlement Agreement;

(c)	The Company will pay Gerald $25,000 as reimbursement for legal costs; and,

(d)	Gerald and the Company agreed to mutual general releases of one another.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaveDancer, Inc.
Date: May 4, 2023	By:	/s/ Timothy G. Hannon
Timothy G. Hannon
Chief Financial Officer